     As filed with the Securities and Exchange Commission on May 19, 1999
                                                    Registration No. 333- ______
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                           -------------------------

                     POST EFFECTIVE AMENDMENT TO FORM S-4
                                      ON
                                   FORM S-8
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                           -------------------------

                                PROLOGIS TRUST

             (Exact name of registrant as specified in its charter)

                           -------------------------

           Maryland                                              74-2604728
  (State or other jurisdiction                                (I.R.S. Employer
of incorporation or organization)                            Identification No.)

                             14100 East 35th Place
                            Aurora, Colorado 80011
                   (Address of principal executive offices)


              Registrant's telephone number, including area code:
                                (303) 375-9292

                           -------------------------

  MERIDIAN INDUSTRIAL TRUST, INC. EMPLOYEE AND DIRECTOR INCENTIVE STOCK PLAN
                           (Full title of the plan)


                               Edward S. Nekritz
                      Secretary and Senior Vice President
                                ProLogis Trust
                             14100 East 35th Place
                            Aurora, Colorado 80011
                                (303) 375-9292
                              (Agent for service)

                                  Copies to:

                               Michael T. Blair
                             Mayer, Brown & Platt
                           190 South LaSalle Street
                            Chicago, Illinois 60603
                                (312) 782-0600

                           -------------------------

================================================================================

     This Registration Statement is being filed as a post-effective amendment to ProLogis Trust's (the "Registrant") Registration Statement on Form S-4 (File No. 333-69001), as amended, with respect to the Meridian Industrial Trust, Inc. Amended and Restated Employee and Director Incentive Stock Plan, as amended (the "Plan"), which was assumed by the Registrant in connection with the merger of Meridian Industrial Trust, Inc. with and into the Registrant.

                            INFORMATION REQUIRED IN
                           THE REGISTRATION STATEMENT


Item 3. Incorporation of documents by reference.

        The following documents, which have heretofore been filed by the Registrant with the Securities and Exchange Commission (File No. 1-12846) are incorporated by reference herein and shall be deemed to be a part hereof:

        (a) Annual Report on Form 10-K for the year ended December 31, 1998, as amended by Form 10-K/A filed April 30, 1999;

        (b)  Quarterly Report of Form 10-Q for the quarter ending March 31,
             1998;

        (c) Current Reports on Form 8-K filed March 24, 1999, March 31, 1999, April 13, 1999, April 15, 1999, and April 16, 1999, and Form 8-K/A filed April 22, 1999;

        (d) The description of the Registrant's Common Shares of Beneficial Interest contained in the Registrant's registration statement on Form 8-A, as amended; and

        (e) The description of the Registrant's preferred share purchase rights contained in the Registrant's registration statement of Form 8-A, as amended.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated herein by reference and shall be deemed a part hereof from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Trustees and Officers.

        Article 4, Section 11, of the Declaration of Trust provides as follows with respect to indemnification of Trustees:

        "The Trust shall indemnify and hold harmless each Trustee from and against all claims and liabilities, whether they proceed to judgment or are settled, to which such Trustee may become subject by reason of his being or having been a Trustee, or by reason of any action alleged to have been taken or omitted by him as Trustee, and shall reimburse him for all legal and other expenses reasonably incurred by him in connection with any such claim or liability, including any claim or liability arising under the provisions of federal or state securities laws; provided, however, that no Trustee shall be indemnified or reimbursed under the foregoing provisions in relation to any matter unless it shall have been adjudicated that his action or omission did not constitute willful misfeasance, bad faith or gross negligence in the conduct of his duties, or, unless, in the absence of such an adjudication, the Trust shall have received a written opinion from independent counsel, approved by the Trustees, to the effect that if the matter of willful misfeasance, bad faith or gross negligence in the conduct of duties had been adjudicated, it would have been adjudicated in favor of such Trustee. The Trust, without requiring a preliminary determination of the ultimate entitlement to indemnification, shall pay or reimburse reasonable expenses incurred by any Trustee in connection with any threatened, pending or completed action, suit or proceeding to which such Trustee is, was or at any time becomes a party or is threatened to be made a party, as a result directly or indirectly, of serving at any time as a Trustee. The rights accruing to a Trustee under these provisions shall not exclude any other right to which he may be lawfully entitled, nor shall anything herein contained restrict the right of the Trust to indemnify or reimburse such Trustee in any proper cause even though not specifically provided for herein."

        Article 9, Section 1 of the Declaration of Trust provides as follows with respect to the limitation of liability of Trustees and officers and indemnification:

        "A Trustee or officer of the Trust shall not be liable for monetary damages to the Trust or its shareholders for any act or omission in the performance of his duties unless:

        (1) The Trustee or officer actually received an improper benefit in money, property or services (in which case, such liability shall be for the amount of the benefit in money, property or services actually received);

        (2) The Trustee's or officer's action or failure to act was the result of active and deliberate dishonesty and was material to the cause of action being adjudicated;

        (3) The Trustee's or officer's action or failure to act constitutes willful misconduct or deliberate recklessness; or

        (4) Such liability to the Trust is specifically imposed upon Trustees or officers by statute."

        Article 9, Section 6 of the Declaration of Trust provides as follows with respect to the indemnification of Trustees and officers:

        "Notwithstanding any other provisions of this Declaration of Trust, the Trust, for the purpose of providing indemnification for its Trustees and officers, shall have the authority, without specific shareholder approval, to enter into insurance or other arrangements, with persons or entities which are not regularly engaged in the business of providing insurance coverage, to indemnify all Trustees and officers of the Trust against any and all liabilities and expenses incurred by them by reason of their being Trustees or officers of the Trust, whether or not the Trust would otherwise have the power under this Declaration of Trust or under Maryland law to indemnify such persons against such liability. Without limiting the power of the Trust to procure or maintain any kind of insurance or other arrangement, the Trust may, for the benefit of persons indemnified by it, (i) create a trust fund, (ii) establish any form of self-insurance, (iii) secure its indemnity obligations by grant of any security interest or other lien on the assets of the corporation, or (iv) establish a letter of credit, guaranty or surety arrangement. Any such insurance or other arrangement may be procured, maintained or established within the Trust or with any insurer or other person deemed appropriate by the Board of Trustees regardless of whether all or part of the stock or other securities thereof are owned in whole or in part by the Trust. In the absence of fraud, the judgment of the Board of Trustees as to the terms and conditions of insurance or other arrangement and the identity of the insurer or other person participating in any arrangement shall be conclusive, and such insurance or other arrangement shall not be subject to voidability, nor subject the Trustees approving such insurance or other arrangement to liability, on any ground, regardless of whether Trustees participating and approving such insurance or other arrangement shall be beneficiaries thereof."

        The Registrant has entered into indemnity agreements with each of its officers and Trustees which provide for reimbursement of all expenses and liabilities of such officer or Trustee, arising out of any lawsuit or claim against such officer or Trustee due to the fact that he was or is serving as an officer or Trustee, except for such liabilities and expenses (a) the payment of which is judicially determined to be unlawful, (b) relating to claims under
Section 16(b) of the Exchange Act or (c) relating to judicially determined criminal violations. In addition, the Registrant has entered into indemnity agreements with each of its Trustees who is not also an officer of the Registrant which provide for indemnification and advancement of expenses to the fullest lawful extent permitted by Maryland law in connection with any pending or completed action, suit or proceeding by reason of serving as a Trustee and the Registrant has established a trust to fund payments under the indemnification agreements.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

        See Index to Exhibits.

Item 9. Undertakings.

        A.     Rule 415 Offering.
               -----------------

        The undersigned Registrant hereby undertakes:

        1. To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement;

               (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

        2. That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        3. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        B.     Filings Incorporating Subsequent Exchange Act Documents by
               -----------------------------------------------------------
               Reference.
               ---------
        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        C.     Indemnification of Trustees and Officers.
               ----------------------------------------

        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions of the Registrant's charter or by-laws or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Aurora, State of Colorado, on May 17, 1999.

                              PROLOGIS TRUST


                              By:  /s/ Edward S. Nekritz
                                   -------------------------------------------
                                       Edward S. Nekritz
                                       Secretary and Senior Vice President


                           SPECIAL POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each of ProLogis Trust, a Maryland real estate investment trust, and the undersigned trustees and officers of ProLogis Trust, hereby constitutes and appoints K. Dane Brooksher, M. Gordon Keiser, Jr., Edward F. Long, and Edward S. Nekritz, its or his true and lawful attorneys-in-fact and agents, for it or him and in its or his name, place and stead, in any and all capacities, with full power to act alone, to sign any and all amendments to this report, and to file each such amendment to this report, with all exhibits thereto, and any and all documents in connection therewith, with the Securities and Exchange Commission, hereby granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform any and all acts and things requisite and necessary to be done in and about the premises, as fully to all intents and purposes as it or he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

     Signature               Title                                  Date
     ---------               -----                                  ----

         *                   Chairman, Chief Executive Officer      May 17, 1999
 -----------------------     and Trustee
     K. Dane Brooksher




         *                   President, Chief Investment Officer    May 17, 1999
 ------------------------    and Trustee
     Irving F. Lyons III


 /s/ Walter C. Rakowich       Chief Financial Officer and           May 17, 1999
 -------------------------    Managing Director
     Walter C. Rakowich


 /s/ Shari J. Jones           Vice President                        May 17, 1999
 -------------------------    (Principal Accounting Officer)
     Shari J. Jones

         *
 -------------------------                                          May 17, 1999
     Thomas G. Wattles        Trustee


         *
  ------------------------                                          May 17, 1999
     Stephen L. Feinberg      Trustee



         *
  -------------------------                                         May 17, 1999
     Donald P. Jacobs         Trustee

         *
 -----------------------                                            May 17, 1999
     William G. Myers         Trustee

         *
 -----------------------                                            May 17, 1999
     John E. Robson           Trustee


 _______________________
     J. Andre Teixeira        Trustee


         *
 -----------------------                                            May 17, 1999
    Thomas G. Wattles         Trustee


 _______________________
     John S. Moody            Trustee



 ________________________
     Kenneth N. Stensby       Trustee



* By: /s/ Edward S. Nekritz
      -----------------------------------------------
          Edward S. Nekritz
          Attorney-in-fact

                               INDEX TO EXHIBITS


4.1 Rights Agreement, dated as of December 31, 1993, between ProLogis and State Street Bank and Trust Company, as Rights Agent, including form of Rights Certificate (Incorporated by reference to exhibit 4.4 to ProLogis' registration statement No. 33-78080)

4.2 First Amendment to Rights Amendment, dated as of February 15, 1995, between ProLogis, State Street Bank and Trust Company and The First National Bank of Boston, as successor Rights Agent (Incorporated by reference to exhibit 3.1 to ProLogis' Form 10-Q for the quarter ended September 30, 1995)

4.3 Second Amendment to Rights Agreement, dated as of June 22, 1995, between ProLogis State Street Bank and Trust Company and The First National Bank of Boston (Incorporated by reference to Exhibit 3.1 to ProLogis' Form 10-Q for the quarter ended September 30, 1995)

4.4 Form of share certificate for Common Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.4 to ProLogis' registration statement No. 33-73382)

4.5 Form of share certificate for Series A Cumulative Redeemable Preferred Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.7 to ProLogis' Form 8-A registration statement relating to such shares)

4.6 8.72% Note due March 1, 2009 (Incorporated by reference to exhibit 4.7 to ProLogis' Form 10-K for the year ended December 31, 1994)

4.7 Form of share certificate for Series B Cumulative Convertible Redeemable Preferred Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.8 to ProLogis' Form 8-A registration statement relating to such shares)

4.8 Form of share certificate for Series C Cumulative Redeemable Preferred Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.8 to ProLogis' Form 10-K for the year ended December 31,
          1996)

4.9 Form of share certificate for Series D Cumulative Redeemable Preferred Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.21 to ProLogis' registration statement No. 69001)

4.10 Form of share certificate for Series E Cumulative Redeemable Preferred Shares of Beneficial Interest of ProLogis (Incorporated by reference to exhibit 4.22 to ProLogis' registration statement No. 69001)

4.11 9.34% Note due March 1, 2015 (Incorporated by reference to exhibit 4.8 to ProLogis' Form 10-K for the year ended December 31, 1994)

4.12 7.875% Note due May 15, 2009 (Incorporated by reference to exhibit 4.4 to ProLogis' Form 8-K dated May 9, 1995)

4.13 7.30% Note due May 15, 2001 (Incorporated by reference to exhibit 4.3 to ProLogis' Form 8-K dated May 9, 1995)

4.14 7.25% Note due May 15, 2000 (Incorporated by reference to exhibit 4.2 to ProLogis' Form 8-K dated May 9, 1995)

4.15 7.125% Note due May 15, 1998 (Incorporated by reference to exhibit 4.1 to ProLogis' Form 8-K dated May 9, 1995)

4.16 7.25% Note due May 15, 2002 (Incorporated by reference to exhibit 4.1 to ProLogis' Form 10-Q for the quarter ended June 30, 1996)

4.17 7.95% Note due May 15, 2008 (Incorporated by reference to exhibit 4.2 to ProLogis' Form 10-Q for the quarter ended June 30, 1996)

4.18 8.65% Note due May 15, 2016 (Incorporated by reference to exhibit 4.3 to ProLogis' Form 10-Q for the quarter ended June 30, 1996)

4.19 7.81% Medium-Term Notes, Series A, due February 1, 2015 (Incorporated by reference to exhibit 4.17 to ProLogis' Form 10-K for the year ended December 31, 1996)

4.20 Indenture, dated as of March 1, 1995, between ProLogis and State Street Bank and Trust Company, as Trustee (Incorporated by reference to exhibit 4.9 to ProLogis' Form 10-K for the year ended December 31,
          1994)

4.21 Collateral Trust Indenture, dated as of July 22, 1993, between Krauss/Schwartz Properties, Ltd. and NationsBank of Virginia, N.A., as Trustee (Incorporated by reference to exhibit 4.10 to ProLogis' Form 10-K for the year ended December 31, 1994)

4.22 First Supplemental Collateral Trust Indenture, dated as of October 28, 1994, among ProLogis Limited Partnership-IV, Krauss/Schwartz Properties, Ltd., and NationsBank of Virginia, N.A., as Trustee (Incorporated by reference to exhibit 10.6 to ProLogis' Form 10-Q for the quarter ended September 30, 1994)

4.23 Meridian Industrial Trust, Inc. Amended and Restated Employee and Director Incentive Stock Plan (Filed with Meridian's Form 10-K for the year ending December 31, 1996, File No. 1-14166)

5+        Opinion of Mayer, Brown & Platt

15        Letter regarding unaudited interim financial information

23.1      Consent of Mayer, Brown & Platt (included in its opinion filed as
          Exhibit 5)

23.2      Consent of Arthur Andersen LLP

23.3      Consent of KPMG LLP, Stockholm

24.1      Power of Attorney (included on page II-5)
______________

+ Previously filed.